Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-251820) of Ingersoll Rand Inc., of our report dated June 29, 2021, which appears in this annual report on Form 11-K of the Ingersoll Rand Retirement Savings Plan (formerly known as the Gardner Denver, Inc. Retirement Savings Plan) for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Philadelphia, Pennsylvania
June 29, 2022